Fee Agreement Between Sillenger Exploration Corp and First African Exploration Corp

This agreement entered into on this 5th day of June, 2012

BETWEEN:

SILLENGER EXPLORATION CORP.

Hereafter referred to as "SLGX" or the "Company"

And

FIRST AFRICAN EXPLORATION CORP.

Hereafter referred to as "FAX"

Pursuant to the September 16, 2011 Exclusive Representative Agreement with FAX ("the Contract"), the Company agrees to fee of $950,000 to compensate FAX for set-up costs and all efforts of FAX for procuring the Contract with the Government of the Republic of Benin, dated November 25, 2011.

The Company and FAX agree that the set-up phase objectives mentioned in the Contract were achieved on November 25, 2011. The fee of $950,000 is full and final compensation for past services relating to the set-up phase and is due immediately. The Company and FAX also agree that the Company may delay payment until it is able to raise project-specific financing for the Contract. Should this fee not be paid by November 30, 2012, the unpaid amount will be subject to a 9 percent interest annually starting that date (calculated on a quarterly basis).

The fee for the execution phase of the Contract will be subject to review by the Company and will be dependent on time spent by FAX executives on the ground in Benin post November 25, 2011, and the Company's assessment of the effectiveness of FAX during the execution phase of the contract. This fee, when assessed, will be contingent upon the availability of project-specific financing for the Contract.

Dated at Toronto, June 5, 2012.

John Gillespie
President
Sillenger Exploration Corp

Michel Ghostine
President
First African Exploration Corp